Exhibit 1.1

February 5, 2007

Mr. Robert Saltmarsh, Chief Financial Officer                                             (Sent via Electronic Mail)

Nanogen, Inc.

10398 Pacific Center Court

San Diego, CA 92121

Mr. Saltmarsh:

Thank you for the opportunity to work with you and your company, Nanogen, Inc.

This letter agreement (the “Agreement”) confirms that Nanogen, Inc. (“Client”) has engaged Ascendiant Securities, LLC (“Ascendiant”) to act on a best efforts basis as financial advisor and non-exclusive placement agent for the Client in connection with the structuring, issuance, and sale (the “Transaction(s)”) of equity securities (the “Securities”) for financing purposes. Ascendiant Securities, LLC is an investment banking firm registered as a broker-dealer with the U.S. Securities and Exchange Commission (SEC), and member of the NASD and SIPC.

Accordingly, we mutually agree as follows:

1.	Transactions. Ascendiant anticipates one or more Transactions involving the sale of the Client’s Securities to institutional and/or accredited investors as such term is defined in Rule 501 of Regulation D, (“Investors”).

The actual terms and structure of each Transaction will depend on market conditions and will be subject to negotiation between the Client and Ascendiant and prospective Investors.

2.	Engagement. In connection herewith, Ascendiant shall provide the following financial advisory and placement agent services on a best efforts basis to the Client:

a.	advise the Client with respect to the form and structure of each Transaction;

b.	assist the Client in developing any necessary materials;

c.	identify and make contact with prospective Investors;

d.	assist the Client in conducting presentations and due diligence meetings with prospective Investors; and

ASCENDIANT INITIALS	CLIENT INITIALS

ASCENDIANT SECURITIES, LLC

18881 Von Karman Avenue, Suite 1600, Irvine, California 92612

Tel: (949) 259-4900| Fax: (949) 756-1090 | www.ascendiant.com

Member NASD/SIPC

e.	provide such other financial advisory and investment banking services as are reasonably necessary to consummate each Transaction.

Ascendiant shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement. The services of Ascendiant shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant.

It is expressly understood and agreed that Ascendiant shall have no power to bind Client to any Transaction or contract obligation. Client shall have the right to refuse any Transaction proposal presented to it without incurring any obligations to Ascendiant.

It is understood and agreed that the execution of this Agreement shall not be deemed or construed as obligating Ascendiant to purchase any of the Securities and there is no obligation on the part of Ascendiant to place the Securities. Although Ascendiant cannot guarantee results on behalf of the Client, it shall use its best efforts to provide the services listed above.

3.	Success Fee. Client agrees that should Client sell securities to any Investors introduced to Client by Ascendiant during the term of this Agreement, which is defined in Section 6 below, or if Client should for a period of three (3) months following the termination of this Agreement (including extensions) accept financing from any Investors introduced to Client by Ascendiant, there shall become due and payable via wire transfer to Ascendiant immediately upon consummation of each Transaction, a cash fee (the “Success Fee”) equal to five percent (5%) of the gross cash proceeds from the sale of Securities to Investors introduced to Client by Ascendiant. In addition to the foregoing, Client shall pay Ascendiant the Success Fee on the gross cash proceeds received upon the exercise of all warrants associated with any Transaction shall be payable to Ascendiant throughout the term of the warrants issued to Investors. Should Ascendiant not be paid within five (5) business days after the completion of a Transaction, a service charge shall accrue from the date of the Transaction at the rate of 1.5% per month.

4.	Expenses. If the Client requests that Ascendiant travel outside of Southern California to perform the services described herein, whether or not a Transaction is consummated, Client shall reimburse Ascendiant for reasonable, pre-approved, travel-related expenses and payment shall be made within seven (7) days of invoice. The Client agrees that it will engage its legal counsel at its own expense to assist in the preparation of any legal documents or definitive agreements deemed necessary to facilitate the Transaction(s) contemplated herein.

5.	Term. The term of this Agreement shall be one (1) month from the date of Client’s execution of this Agreement. Additional extensions may be negotiated as necessary at the mutual written consent of the Client and Ascendiant.

6.	Representations, Warranties, and Indemnification. Each of Ascendiant and Client represents and warrants to each other that this Agreement has been duly authorized, executed and delivered by it; and, assuming the due execution by the other party, constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with its terms. Each of Ascendiant and Client agrees to comply with all applicable securities laws, and the Client will disclose to Ascendiant all

ASCENDIANT INITIALS	CLIENT INITIALS

ASCENDIANT SECURITIES, LLC

18881 Von Karman Avenue, Suite 1600, Irvine, California 92612

Tel: (949) 259-4900| Fax: (949) 756-1090 | www.ascendiant.com

Member NASD/SIPC

information necessary for Ascendiant to act upon Client’s request and to notify Ascendiant promptly of any material changes to such information. Client hereby represents that it shall notify Ascendiant within three (3) business days of the completion of any Securities Transaction(s) occurring during the term of this Agreement and/or involving Investors introduced by Ascendiant. Additionally, each of the Client and Ascendiant agrees to indemnify the other and the other’s affiliates in accordance with the terms and conditions contained in Exhibit A to this Agreement.

Ascendiant hereby agrees and represents that (1) it is a broker/dealer licensed by NASD in accordance with all applicable laws and regulations in each jurisdiction in which it intends to use its best efforts to place the securities of Client; (2) it will not make any representation to the Investors about Client other than information included in Client’s public filings or otherwise conveyed to Ascendiant by Client in writing; (3) it is not affiliated with Client and the Investors introduced to Client by Ascendiant; and (4) it is working solely on a “best efforts” placement agency basis.

7.	Confidentiality. Ascendiant and Client each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests. Ascendiant and Client shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through Ascendiant and Client respectively, to abide by the confidentiality provisions contemplated by this Agreement in perpetuity. Ascendiant will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another’s benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Ascendiant during its engagement by the Client. Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Ascendiant or its representatives. Notwithstanding the foregoing, Client hereby authorizes Ascendiant to transmit to prospective Investors, information and materials provided by Client and/or developed by Ascendiant on behalf of Client upon approval by Client of such information and materials. Additionally, at any time after the consummation or other public announcement of the Transaction, Ascendiant may, at its own expense, place an announcement in such newspapers and publications as it may choose, stating that Ascendiant has acted as financial advisor and placement agent to the Client in connection with the Transaction, and may use, from time to time, the Client’s name and logo and a brief description of the Transaction in publications and/or marketing materials prepared and/or distributed by Ascendiant. Ascendiant agrees to keep confidential any non-public material information about Client conveyed to Ascendiant by Client.

8.	Non-Circumvention. The Client agrees that is shall not take any action or enter into any agreement with an Investor or any other party for the purpose of circumventing the terms of this Agreement.

9.	No Hedging. Ascendiant, its affiliates, agents or representatives shall not cause or engage in, in any manner whatsoever, any direct or indirect short selling or hedging of any Securities of the Client. Ascendiant represents and warrants to the Company that at no time prior to the date hereof has Ascendiant any of its affiliates, associates, agents or representatives caused or engaged in, in any manner whatsoever, any direct or indirect short selling or hedging of the Securities of the Client.

ASCENDIANT INITIALS	CLIENT INITIALS

ASCENDIANT SECURITIES, LLC

18881 Von Karman Avenue, Suite 1600, Irvine, California 92612

Tel: (949) 259-4900| Fax: (949) 756-1090 | www.ascendiant.com

Member NASD/SIPC

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and to be wholly performed therein without regard to its conflict of law doctrine. The Client and Ascendiant hereby agree that any dispute concerning this Agreement shall be resolved through binding arbitration before the NASD in Los Angeles County pursuant to its arbitration rules. The prevailing party shall be entitled, in addition to such other relief that may be granted, to a reasonable sum of attorney’s fees and any other costs and expenses relating thereto.

11.	Entire Agreement. This Agreement represents the entire agreement by and between the Client and Ascendiant and supersedes any and all other agreements, either oral or written, with respect to the Agreement. Each party to this Agreement acknowledges that no representation, inducements, promises or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. The Client and Ascendiant hereby agree that the opening and closing statements of this Agreement are incorporated herein by this reference and made a material part of this Agreement. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any modification of this Agreement will be effective only if it is in writing and signed by the Client and Ascendiant.

12.	Survival of Certain Provisions. Sections 3, 4, 5, 7, 8, 9, 10, 12 and Exhibit A of this Agreement shall survive this Agreement, and remain operative and in full force and effect, regardless of, (i) the completion of any Transaction, (ii) the resignation of Ascendiant or any termination of Ascendiant’s services, or (iii) any amendment, expiration or termination of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Client, Ascendiant, and the Indemnified Persons.

Please initial each page, sign below, and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement by and between Nanogen, Inc. and Ascendiant Securities, LLC as of the date first above written. We appreciate the opportunity to be of service and look forward to a cooperative working relationship with you and your staff.

Sincerely,		Accepted and Agreed:

Ascendiant Securities, LLC		Nanogen, Inc.

/s/ Mark Bergendahl		/s/ Robert W. Saltmarsh
By:	Mark Bergendahl	By:	Robert W. Saltmarsh
Its:	Managing Director	Its:	Chief Financial Officer
Date:	_____________	Date:	_____________

ASCENDIANT INITIALS	CLIENT INITIALS

ASCENDIANT SECURITIES, LLC

18881 Von Karman Avenue, Suite 1600, Irvine, California 92612

Tel: (949) 259-4900| Fax: (949) 756-1090 | www.ascendiant.com

Member NASD/SIPC

EXHIBIT A

This Exhibit A is a part of and is incorporated into that certain letter agreement between Nanogen, Inc. (the “Client”) and Ascendiant Securities, LLC (“Ascendiant”). The letter agreement and this Exhibit A are referred to herein as the “Agreement”. Capitalized terms used herein without definition shall have the meanings ascribed to them in the letter agreement.

Each of the Client and Ascendiant (each an “Indemnifying Party”) agrees to indemnify and hold harmless the other, any affiliates and the respective officers, directors, partners, employees, representatives and agents and any other persons controlling the other or any affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 as amended (each such person or entity being referred to as an “Indemnified Person”), to the fullest extent lawful, from and against, and the Indemnified Persons shall have no liability to the Indemnifying Party or its owners, affiliates, controlling persons, security holders or creditors for, all claims, liabilities, losses, damages and expenses, including without limitation and as incurred, reimbursement of all costs of investigating, preparing, pursuing, or defending any such claim or action, including fees and expenses of counsel to, the Indemnified Person (collectively, “Losses”), whether or not arising out of pending or threatened litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding (individually a “Proceeding” and collectively “Proceedings”), directly or indirectly related to or arising out of, or in connection with (i) actions taken or omitted to be taken by the Indemnifying Party, its affiliates, employees, directors, officers, partners, representatives or agents in connection with any transaction or activities contemplated by this Agreement; (ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, provided that in the case of this subsection (ii) the Indemnifying Party shall not be responsible for any Losses arising out of or based upon the willful misconduct or negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of material fact contained in the Registration Statement (file no. 333-125975) (the “Registration Statement”) of the Company relating to the Securities being placed by Ascendiant or any omission or alleged omission to state a material fact necessary to make the statements therein not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in such Registration Statement). If the indemnification provided for under this Agreement is unavailable to an Indemnified Person in respect of any Losses, then the Indemnifying Party, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Client on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. The Indemnifying Party shall be liable as provided herein for any settlement of any claim against Ascendiant or any Indemnified Person made with the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld. The Indemnifying Party agrees that it will not, without the prior written consent of Ascendiant, settle or compromise or consent to the entry of any judgment in any Proceeding (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Ascendiant and each other Indemnified Person from all liability arising or that may arise out of such Proceeding. The indemnity and contribution obligations of the Indemnifying Party set forth herein shall be in addition to any liability or obligation the Indemnifying Party may have to any Indemnified Person at common law or otherwise. The Indemnifying Party hereby consents to personal jurisdiction, service and venue in any court in which any claim, which is subject to this Agreement, is brought against Ascendiant or any other Indemnified Person.

ASCENDIANT INITIALS	CLIENT INITIALS

ASCENDIANT SECURITIES, LLC

18881 Von Karman Avenue, Suite 1600, Irvine, California 92612

Tel: (949) 259-4900| Fax: (949) 756-1090 | www.ascendiant.com

Member NASD/SIPC